ST. MARY LAND & EXPLORATION COMPANY

                    REGISTRATION STATEMENT ON FORM S-3

                               EXHIBIT 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion and incorporation by reference in this registration statement on Form S-3 of our report dated March 8, 1996, on our audits of the financial statements of St. Mary Land & Exploration Company and we consent to the incorporation by reference in this registration statement of our report dated September 11, 1996, on our audit of The Statement of Revenues and Direct Operating Expenses of Certain Oil & Gas Properties Acquired from Siete Oil & Gas Corporation. We also consent to the reference to our Firm under the caption "Experts".



                              /s/ Coopers & Lybrand
                              Coopers & Lybrand, L.L.P.


Denver, Colorado
January 24, 1997